Exhibit 99.1

Soleno Therapeutics Provides Corporate Update and Reports First Quarter 2020 Financial Results

REDWOOD CITY, Calif., May 12, 2020 — Soleno Therapeutics, Inc. (“Soleno”) (NASDAQ: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, today provided a corporate update, and reported financial results for the three months ended March 31, 2020.

First Quarter 2020 and Recent Corporate Highlights

•

Completed enrollment for Phase III DESTINY PWS study evaluating once-daily Diazoxide Choline Controlled-Release (DCCR) tablets for patients with Prader Willi Syndrome (PWS) in the first quarter 2020 and reconfirming top-line data anticipated before the end of the current quarter

•	A total of 127 subjects were randomized at 29 sites in the U.S. and the UK.

•	Subjects who have completed DESTINY PWS continue to be treated in the open-label extension study (C602), the duration of which has been increased from 12 months to up to 36 months.

•	No new safety signals associated with DCCR have been identified to date and no serious, unexpected adverse events related to DCCR have been reported.

•

Published paper authored by Soleno’s researchers, entitled “The Potential Role of Activating the ATP-Sensitive Potassium Channel in the Treatment of Hyperphagic Obesity,” in the peer-reviewed journal, Genes

•	The article was included in the journal’s special supplement on the genetics of PWS and can be accessed at: https://www.mdpi.com/2073-4425/11/4/450/htm.

“Following the completion of enrollment in our ongoing DESTINY PWS study earlier this year, we remain on track to announce top-line data during the current quarter,” said Anish Bhatnagar, M.D., Chief Executive Officer of Soleno Therapeutics. “Simultaneously, we continue to build upon the scientific evidence for the potential of DCCR to safely and effectively treat PWS. As such, a paper authored by Soleno’s researchers was recently published in the peer-reviewed journal, Genes, describing the rationale for the use of DCCR to treat hyperphagic obesity syndromes, such as PWS.”

Financial Results

Soleno’s current research and development efforts are primarily focused on advancing its lead product candidate, DCCR for the treatment of PWS, through late-stage clinical development.

First Quarter Ended March 31, 2020 Financial Results

Research and development expenses were $6.7 million for the quarter ended March 31, 2020, compared to $2.8 million in the same period of 2019. The increase was primarily due to increased activities related to the DCCR development program.

General and administrative expense was $2.0 million for the quarter ended March 31, 2020, essentially flat as compared to the same period of 2019.

The change in the fair value of contingent consideration results from Soleno’s obligation to make cash payments to Essentialis stockholders upon the achievement of certain future commercial milestones associated with the sale of DCCR in accordance with the terms of the Essentialis merger agreement. The fair value of the liability for the contingent consideration payable by Soleno was initially established as approximately $2.6 million at the time of the merger in March 2017, and was estimated at approximately $5.1 million at December 31, 2017, and is remeasured at the end of each of our reporting periods, including quarterly and at the end of each year. The fair value was estimated to be approximately $6.5 million at March 31, 2020, resulting in an increase in expense of approximately $0.6 million from the estimate at December 31, 2019.

Total Other income was income of $3.4 million and expense of $2.1 million in 2020 and 2019, respectively, and consisted primarily of the change in the fair value of the liability for warrants of approximately an increase of $3.4 million and a decrease of $1.9 million in 2020 and 2019, respectively.

Net loss for the quarter ended March 31, 2020, was approximately $5.9 million, or a net loss of $0.13 per basic and diluted share, compared to a net loss of approximately $7.0 million, or $0.22 per basic and diluted share, for the quarter ended March 31, 2019.

As of March 31, 2020, Soleno had cash and cash equivalents of approximately $15.1 million, compared to $20.7 million at December 31, 2019.

COVID-19 Impact

In conformance with local public health orders, Soleno has instituted a work from home policy for all employees to protect their health and well-being. While there has been no meaningful impact on the anticipated timeline for the availability of top-line data from the Phase III DCCR program, there have been certain changes in the conduct of Soleno’s clinical trials, depending on institution-, state- and country-specific restrictions, such as stay at home requirements. The changes align with the guidance provided by the U.S. Food and Drug Administration (FDA) and the U.K. Medicines and Healthcare Products Regulatory Agency (MHRA) regarding the conduct of clinical trials during the COVID-19 public health emergency.

About PWS

The Prader-Willi Syndrome Association USA estimates that one in 12,000 to 15,000 people in the U.S. have PWS. The hallmark symptom of this disorder is hyperphagia, a chronic feeling of insatiable hunger that severely diminishes the quality of life for PWS patients and their families. Additional characteristics of PWS include behavioral problems, cognitive disabilities, low muscle tone, short stature (when not treated with growth hormone), the accumulation of excess body fat, developmental delays, and incomplete sexual development. Hyperphagia can lead to significant morbidities (e.g., stomach rupture, obesity, diabetes, cardiovascular disease) and mortality (e.g., choking, accidental death due to food seeking behavior). In a global survey conducted by the Foundation for Prader-Willi Research, 96.5% of respondents (parent and caregivers) rated hyperphagia as the most important or a very important symptom to be relieved by a new medicine. There are currently no approved therapies to treat the hyperphagia/appetite, metabolic, cognitive function, or behavioral aspects of the disorder. Diazoxide choline has received Orphan Drug Designation for the treatment of PWS in the U.S. and E.U., and Fast Track Designation in the U.S.

About DESTINY PWS

DESTINY PWS is a randomized, double-blind, placebo-controlled study of once-daily oral administration of DCCR versus placebo in 127 randomized subjects. Patients who complete DESTINY PWS have the option to enroll into an open-label extension study (C602) and continue treatment with DCCR.

For further information about DESTINY PWS (NCT03440814), please visit: www.clinicaltrials.gov.

About Diazoxide Choline Controlled-Release (DCCR) Tablet

Diazoxide Choline Controlled-Release tablet is a novel, proprietary extended-release, crystalline salt formulation of diazoxide, which is administered once-daily. The parent molecule, diazoxide, has been used for decades in thousands of patients in a few rare diseases in neonates, infants, children and adults, but has not been approved for use in PWS. Soleno conceived of and established extensive patent protection on the therapeutic use of diazoxide and DCCR in patients with PWS. The DCCR development program is supported by data from five completed Phase I clinical studies in healthy volunteers and three completed Phase II clinical studies, one of which was in PWS patients. In the PWS Phase II study, DCCR showed promise in addressing hyperphagia, the hallmark symptom of PWS, as well as several other symptoms such as aggressive/destructive behaviors, fat mass and abnormal lipid profiles.

About Soleno Therapeutics, Inc.

Soleno is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The company’s lead candidate, Diazoxide Choline Controlled-Release (DCCR) tablets, a once-daily oral tablet for the treatment of Prader-Willi Syndrome (PWS), is currently being evaluated in a Phase III clinical development program. For more information, please visit www.soleno.life.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the Company’s expectations concerning, among other things, our ability to receive top-line data in the first half of 2020 from Phase III DESTINY PWS and the impact of the COVID-19 pandemic on our operations and clinical trial. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with market conditions, as well as risks and uncertainties inherent in Soleno’s business, including those described in the company’s prior press releases and in the periodic reports it files with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Contact:

Brian Ritchie

LifeSci Advisors, LLC

212-915-2578

Soleno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands except share and per share data)

	March 31, 2020	December 31, 2019
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$15,070	$20,733
Prepaid expenses and other current assets	572	411

Total current assets	15,642	21,144
Long-term assets
Property and equipment, net	19	22
Operating lease right-of-use assets	332	398
Finance lease right-of-use assets	22	24
Intangible assets, net	16,039	16,525
Other long-term assets	59	59

Total assets	$32,113	$38,172

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,480	$1,995
Accrued compensation	338	283
Accrued clinical trial site costs	2,846	1,999
Operating lease liabilities	315	305
Other current liabilities	308	382

Total current liabilities	7,287	4,964
Long-term liabilities
2017 PIPE Warrant liability	7,656	10,822
2018 PIPE Warrant liability	1,107	1,354
Contingent liability for Essentialis purchase price	6,522	5,938
Other long-term liabilities	60	147

Total liabilities	22,632	23,225

Commitments and contingencies (Note 6)
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 44,686,811 and 44,658,054 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	45	45
Additional paid-in-capital	173,100	172,708
Accumulated deficit	(163,664)	(157,806)

Total stockholders’ equity	9,481	14,947

Total liabilities and stockholders’ equity	$32,113	$38,172

Soleno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands except share and per share data)

	Three Months Ended March 31,
	2020	2019
Operating expenses
Research and development	$6,695	$2,760
General and administrative	2,003	2,012
Change in fair value of contingent consideration	584	206

Total operating expenses	9,282	4,978

Operating loss	(9,282)	(4,978)

Other income (expense)
Change in fair value of warrants liabilities	3,413	(1,919)
Loss from minority interest investment	—	(190)
Interest income	11	57

Total other income (expense)	3,424	(2,052)

Net loss	$(5,858)	$(7,030)

Net loss per common share, basic and diluted	$(0.13)	$(0.22)

Weighted-average common shares outstanding used to calculate basic and diluted net loss per common share	44,679,858	31,756,120